Contact:
For Molina Healthcare, Inc.:	For Sharp HealthCare:
J. Mario Molina, M.D.	John Cihomsky
(562) 435-3666	(858) 499-4117

SHARP HEALTH PLAN AGREES TO TRANSFER MEDI-CAL AND HEALTHY
FAMILIES CONTRACTS TO MOLINA HEALTHCARE OF CALIFORNIA

LONG BEACH, Calif. (November 22, 2004) – Molina Healthcare of California and Sharp Health Plan today announced that the two companies have reached a definitive agreement to transfer Sharp’s Medi-Cal (Medicaid) and Healthy Families Program (California’s State Children’s Health Insurance Program) contracts to Molina, a leading California managed care organization.  To take effect, the transfer must be approved by multiple governmental agencies, including: the Department of Managed Health Care, which regulates health plans; the Department of Health Services, which administers the Medi-Cal program; and the Managed Risk Medical Insurance Board, which administers the Healthy Families Program.

Approximately 70,000 of Sharp Health Plan’s Medi-Cal and Healthy Families members could be affected by the transfer. If approved, Molina expects to begin providing coverage to these members in the second quarter of 2005.  The consideration for the transfer of the contracts to Molina is $25 million, subject to possible adjustment and an earn-out.

Although Sharp Health Plan has agreed to the transfer of its Medi-Cal and Healthy Families contracts to Molina Healthcare, it is anticipated that most members who are served under those contracts may continue to receive their healthcare services through Sharp HealthCare, through Children’s Hospital and Health Center or through Sharp’s or Children’s contracted affiliated medical groups, the members’ current healthcare providers, if they continue on with Molina.

Commenting on the announcement, Joann Zarza-Garrido, chief executive officer of Molina Healthcare of California, said, “For more than 20 years, Molina Healthcare of California has provided quality healthcare to Californians, and we are pleased at the prospect of expanding our presence in California by including San Diego County to the list of counties we serve.”

-MORE-

Sharp Health Plan to Transfer Membership to Molina

November 22, 2004

“We believe this transfer is in the best interest of our enrollees,” said Kathlyn Mead, president and chief executive officer of Sharp Health Plan.  “If the proposal is approved, Sharp and Molina will work closely together to ensure a smooth transition for these members, whom we expect will be able to keep the same doctors they have today.”

Mead added that Sharp Health Plan remains fully committed to the continued growth of its employer-sponsored plans, which include coverage for more than 50,000 employees and their families at more than 1,000 small and large companies in San Diego and Southern Riverside Counties.  Sharp Health Plan will retain and continue to serve and expand its commercial membership base.

About Molina Healthcare, Inc.

Molina Healthcare, Inc. (NYSE:MOH), the parent company of Molina Healthcare of California,  is a rapidly growing, multi-state managed care organization that arranges for the delivery of healthcare services to persons eligible for Medicaid and other programs for low-income families and individuals. Molina Healthcare, Inc. currently operates health plans in California, Washington, Michigan, Utah, and New Mexico.  Molina Healthcare of California also operates 21 primary care clinics in California.  More information on Molina Healthcare, Inc. and its subsidiary, Molina Healthcare of California, can be obtained at www.molinahealthcare.com.

About Sharp Health Plan

Established and licensed in 1992, Sharp Health Plan is a subsidiary of Sharp HealthCare, San Diego’s most comprehensive healthcare delivery system, recognized for clinical excellence in cardiac care, women’s services, cancer, orthopedics, multi-organ transplants, rehabilitation and behavioral health services.  To learn more about Sharp, visit www.sharp.com.

This press release may contain forward-looking statements and information. All forward-looking statements are predictions subject to numerous risks and uncertainties that may cause actual results to differ materially. Such factors include Molina’s ability to obtain the requisite governmental approvals, Molina’s ability to integrate Sharp’s Medi-Cal and Healthy Families members, provider relations and third party contracts, Molina’s ability to accurately predict and effectively manage health benefits and operating expenses, changes in health care practices, changes in federal or state laws or regulations or the interpretation thereof, reduction in provider payments by governmental payors, and numerous other factors affecting the delivery and cost of health care as detailed in Molina’s periodic reports and filings with the Securities and Exchange Commission. All forward-looking statements represent Molina’s judgment as of the date of this release.  Molina disclaims any intent or obligation to update its forward-looking statements.

-END-